Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Steven J. Quinlan, Vice President & CFO
517/372-9200

Neogen reports 30% increase in net income

LANSING, Mich., July 26, 2011 — Neogen Corporation (NASDAQ: NEOG) announced today that net income for its 2011 fiscal year, which ended May 31, increased 30% from the previous year to $22,839,000. Net income in the fiscal year increased to $0.96 per share, compared to the prior year’s $0.76 per share.

Neogen’s revenues for its FY 2011 increased 23% to $172,683,000, up from $140,509,000 in the company’s previous fiscal year. Both revenues and net income for the 2011 fiscal year established new all-time highs for the 29-year-old company. Neogen’s fourth quarter revenues increased 12% on a year-to-year comparison to $43,594,000. Net income in the fourth quarter increased 29% to $5,962,000 from $4,635,000 in FY 2010, or to $0.25 per share compared to $0.20 per share in FY 2010.

“The results we are reporting today clearly indicate Neogen is capturing a piece of the growing global demand for food and animal safety products,” said James Herbert, Neogen’s chief executive officer and chairman. “Neogen is uniquely positioned to continue to seize food and animal safety opportunities wherever in the world they may exist — from farms, ranches and aquaculture operations, through food processing and food service.”

For the first time, Neogen’s percentage of sales from international markets exceeded 42% of total revenues. Neogen’s FY 2011 operating income increased 33% compared to the prior year to $35,835,000, or to 20.8% of revenues, compared with $26,879,000, or 19.1% of revenues in FY 2010.

“Our 2011 fiscal year marked the first time we have been able to record an operating margin in excess of 20% for a full year — a long-standing benchmark goal of ours,” said Lon Bohannon, Neogen’s president and chief operating officer. “The achievement is a strong indication that as revenues increase, our ongoing cost-saving measures are also contributing to the positive operating results. We’re also pleased to report that our revenue increase was the result of broad-based sales growth in both the animal safety and food safety divisions. As planned, immediately accretive acquisitions did significantly bolster revenues and earnings, but we were also able to achieve organic sales growth in excess of 10%.”

The fourth quarter was the 73rd consecutive profitable quarter from operations for the company, and the 77th quarter of the past 82 quarters to show increased revenues as compared with the previous year — including the last 25 quarters.

“As our consolidated balance sheet data shows, Neogen is now very well positioned to pursue a wide variety of growth strategies,” said Steve Quinlan, Neogen’s vice president and chief financial officer. “Our cash generation for the year was excellent. We also improved accounts receivable days outstanding and decreased our inventory as a percentage of sales.”

Revenues from the company’s Animal Safety segment grew 36% in FY 2011 compared to the prior year to $87,169,000. While the successful integration of the GeneSeek agricultural genetics business contributed to Animal Safety’s revenue growth for the year, sales of existing product lines achieved solid organic growth of 12% when compared to the prior year.

Sales of Neogen’s leading line of veterinary instruments again showed exceptional growth, increasing 21% for the year, and were led by large increases in sales of needles and syringes. The line also benefitted from the continuing success of retail sales of the products in farm and ranch stores. Neogen’s line of BioSentry agricultural cleaners and disinfectants and its line of rodenticides also experienced significant sales increases, evidence that the company’s efforts to market its disinfectants and rodenticides as synergistic biosecurity solutions are gaining increasing traction.

GeneSeek exceeded internal revenue expectations in its first year, expanding the use of its DNA genotyping technology for animal applications under Neogen ownership. GeneSeek’s technology allows the acceleration of natural selection through selective breeding for traits, such as disease resistance and meat quality. Neogen recently announced its new NeoSEEK™ pathogen DNA detection method for E. coli strains — the first food safety laboratory technology developed through the close collaboration of Neogen’s food safety research group and GeneSeek research team.

Despite a difficult comparison with the exceptional performance of FY 2010, when the division recorded a revenue increase of 25%, sales of Neogen’s Lansing, Mich.-based Food Safety Division increased 12% from $76,454,000 in FY 2010 to $85,514,000 in the current year. While the acquisition of Gen-Probe’s BioKits food safety business contributed to the division’s fiscal year revenue gain, organic sales growth in Food Safety was broad-based across multiple market segments and product lines. Diagnostic products used in the detection of specific pathogens, general spoilage organisms, food allergens and for general sanitation all achieved solid double-digit sales growth for the year.

In FY 2011, Neogen recorded sharp increases in sales of its test kits to detect dairy antibiotic residues. In March, Neogen received the regulatory approvals necessary to allow milk producers and processors in the U.S. to use Neogen’s new BetaStar® Plus to comply with FDA regulations that require the mandatory testing of raw milk tankers for dairy antibiotic residues.

Neogen’s Scotland-based Neogen Europe subsidiary recorded a revenue increase of 27% in the current year compared to the prior year. Neogen Europe’s revenue increase was broad-based, including increases in sales of Neogen’s food safety diagnostics and Acumedia® dehydrated culture media. The company’s Mexican subsidiary recorded a 38% sales increase compared to the prior year, and Neogen is beginning to see significant revenue growth from its new subsidiary in Brazil.

Neogen Corporation develops and markets products dedicated to food and animal safety. The company’s Food Safety Division markets dehydrated culture media, and diagnostic test kits to detect foodborne bacteria, natural toxins, food allergens, drug residues, plant diseases and sanitation concerns. Neogen’s Animal Safety Division markets a complete line of diagnostics, veterinary instruments, veterinary pharmaceuticals, nutritional supplements, disinfectants, and rodenticides.

NEOGEN CORPORATION UNAUDITED SUMMARIZED CONSOLIDATED OPERATING DATA

(In thousands, except for per share and percentages)

	Three months ended May 31		Year ended May 31
	2011	2010	2011	2010
Revenue
Food Safety	$21,287	$20,815	$85,514	$76,454
Animal Safety	22,307	18,263	87,169	64,055

Total revenue	43,594	39,078	172,683	140,509
Cost of sales	21,645	19,356	84,891	67,534

Gross margin	21,949	19,722	87,792	72,975
Other expenses
Sales & marketing	7,960	7,178	30,020	26,350
Administrative	3,859	4,016	15,112	13,488
Research & development	1,585	1,570	6,825	6,258

Total other expenses	13,404	12,764	51,957	46,096

Operating income	8,545	6,958	35,835	26,879
Other revenue (loss)	117	377	(596)	442

Income before tax	8,662	7,335	35,239	27,321
Income tax	2,700	2,700	12,400	9,800

Net income	$5,962	$4,635	$22,839	$17,521
Net income per diluted share	$0.25	$0.20	$0.96	$0.76

Other information:
Shares to calculate per share	23,993	23,331	23,791	23,091
Depreciation & amortization	$1,388	$1,288	$5,329	$4,435
Interest income	25	13	95	81
Gross margin (% of sales)	50.3%	50.5%	50.8%	51.9%
Operating income (% of sales)	19.6%	17.8%	20.8%	19.1%
Revenue increase vs. FY 2010	11.6%		22.9%
Net income increase vs. FY 2010	28.6%		30.4%

NEOGEN CORPORATION UNAUDITED SUMMARIZED CONSOLIDATED BALANCE SHEET DATA

(In thousands)

	May 31	May 31
	2011	2010
Assets
Current assets
Cash & investments	$56,083	$22,806
Accounts receivable	28,634	27,433
Inventory	31,994	31,316
Other current assets	5,791	4,465

Total current assets	122,502	86,020
Property & equipment	22,340	19,180
Goodwill & other assets	74,820	75,033

Total assets	$219,662	$180,233

Liabilities & Equity
Current liabilities	$17,797	$17,033
Long-term debt	—	—

Other long-term liabilities	12,887	10,147
Equity-shares outstanding 23,291 in 2011 & 22,625 in 2010	188,978	153,053

Total liabilities & equity	$219,662	$180,233

Certain portions of this news release that do not relate to historical financial information constitute forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties. Actual future results and trends may differ materially from historical results or those expected depending on a variety of factors listed in Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Company’s most recently filed Form 10-K.

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